Exhibit 99.1

Nektar Therapeutics Reports First Quarter 2026 Financial Results

SAN FRANCISCO, May 7, 2026 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the first quarter ended March 31, 2026.

Cash and investments in marketable securities on March 31, 2026, were $731.6 million as compared to $245.8 million on December 31, 2025. Nektar’s cash and marketable securities at March 31, 2026, exclude net proceeds of approximately $351 million from the secondary offering completed by the Company on April 23, 2026.

“2026 is shaping up to be a defining year for Nektar and for our lead biologic candidate rezpegaldesleukin,” said Howard W. Robin, President and Chief Executive Officer of Nektar. “We have now shown that longer-term treatment with rezpegaldesleukin continues to deepen clinical responses in two distinct immune-mediated diseases, reinforcing our belief that this novel Treg mechanism can transform the treatment paradigm for autoimmune disease. The Phase 3 ZENITH-AD program in atopic dermatitis will initiate by July, and we will have our End-of-Phase 2 meeting for alopecia areata this quarter. With a substantially strengthened balance sheet and over one billion dollars in cash and investments, we are well positioned to advance rezpegaldesleukin into late-stage development with strong scientific and clinical conviction.”

Revenue in the first quarter of 2026 was $10.9 million as compared to $10.5 million in the first quarter of 2025.

Total operating costs and expenses in the first quarter of 2026 were $49.9 million as compared to $55.0 million in the first quarter of 2025. Operating expenses decreased due to a decrease in G&A expenses, partially offset by an increase in R&D expenses.

R&D expense in the first quarter of 2026 was $35.7 million as compared to $30.5 million for the first quarter of 2025. R&D expense increased primarily due to increased expenses for the development of rezpegaldesleukin as we commenced activities to support a Phase 3 program in atopic dermatitis.

G&A expense was $13.4 million in the first quarter of 2026 as compared to $24.3 million in the first quarter of 2025. G&A expense decreased primarily due to a decrease in legal expenses.

Our non-cash loss from our equity method investment in Gannet BioChem was $1.8 million in the first quarter of 2026, as compared to $4.5 million in the first quarter of 2025.

Net loss for the first quarter of 2026 was $44.9 million or $1.82 basic and diluted net loss per share as compared to net loss of $50.9 million or $3.621 basic and diluted loss per share in the first quarter of 2025.

Recent Business Highlights

●	In April, Nektar closed a successful underwritten public offering of $373.8 million of shares of its common stock, including the exercise in full by the underwriters of their option to purchase additional shares of common stock.

●	In April, Nektar announced topline results from the 16-week blinded treatment extension of REZOLVE-AA, demonstrating deepening of responses in severe-to-very-severe alopecia areata at 52 weeks.

[1]	The per share amounts have been retrospectively adjusted to reflect a one-for-fifteen reverse stock split completed on June 8, 2025.

●	In March, Nektar presented data from the Phase 2b REZOLVE-AD and REZOLVE-AA studies of rezpegaldesleukin at the 2026 American Academy of Dermatology Annual Meeting.

●	In February, Nektar established a Research Collaboration with UCSF and Dr. Stephen Hauser for NKTR-0165, a tumor necrosis factor receptor 2 (TNFR2) antibody, in multiple sclerosis.

●	In February, Nektar closed a successful public offering of its common stock, including the full exercise of underwriters’ option to purchase additional shares, raising $460 million in gross proceeds.

●	In February, Nektar presented new maintenance data from the REZOLVE-AD Phase 2b Study in atopic dermatitis, demonstrating durable and new responses with rezpegaldesleukin across key disease measurements with both monthly and quarterly dosing.

Upcoming Milestones

●	Initiation of ZENITH-AD Phase 3 program of rezpegaldesleukin in moderate-to-severe atopic dermatitis by July 2026

●	End-of-Phase 2 Meeting with FDA to align on Phase 3 program in alopecia areata in Q2 2026

●	24-week data from REZOLVE-AA off-treatment observation period in Q4 2026

●	52-week data from REZOLVE-AD off-treatment observation period in Q1 2027

●	Initial data from TrialNet sponsored Phase 2 study in Type 1 Diabetes in 2027

●	Preclinical data presentation from the NKTR-0165 (TNFR2 agonist antibody) program at a scientific conference in H2 2026

Conference Call to Discuss First Quarter 2026 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on May 7, 2026.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: https://ir.nektar.com/. The web broadcast of the conference call will be available for replay through June 7, 2026.

To access the conference call, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in one Phase 2b clinical trial in atopic dermatitis, one Phase 2b clinical trial in alopecia areata, and in one Phase 2 clinical trial in Type 1 diabetes mellitus. Nektar’s pipeline also includes a preclinical bivalent tumor necrosis factor receptor type II (TNFR2) antibody and bispecific programs, NKTR-0165 and NKTR-0166, and a modified hematopoietic colony stimulating factor (CSF) protein, NKTR-422.

Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “can,” “develop,” “potential,” “expand,” “address,” “may,” “plan,” “upcoming” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the safety and efficacy profile and therapeutic potential of, and future development plans for, rezpegaldesleukin, NKTR-0165, NKTR-0166, and NKTR-422, and potential patient preferences and market adoption related thereto, and plans and timing of future clinical trials and data releases. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are in clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) data reported from ongoing clinical trials are necessarily interim data only and the final results will change based on continuing observations; (v) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (vi) a Fast Track designation does not increase the likelihood that rezpegaldesleukin will receive marketing approval in the United States; (vii) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (viii) certain other important risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2026. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

For Investors:

Vivian Wu

628-895-0661
VWu@nektar.com

Corey Davis, Ph.D.

LifeSci Advisors

212-915-2577
cdavis@lifesciadvisors.com

For Media:

Susan Roberts

LifeSci Communications

202-779-0929
sroberts@lifescicomms.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2026	December 31, 2025(1)
ASSETS
Current assets:
Cash and cash equivalents	$149,578	$15,116
Short-term investments	419,026	230,636
Other current assets	20,437	20,514
Total current assets	589,041	266,266

Long-term investments	162,993	-
Other assets	11,237	14,140
Total assets	$763,271	$280,406

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	10,026	10,770
Accrued expenses	25,151	22,271
Operating lease liabilities, current portion	22,531	20,495
Total current liabilities	57,708	53,536

Operating lease liabilities, less current portion	60,631	65,256
Liabilities related to the sales of future royalties, net	60,270	63,157
Other long-term liabilities	8,446	8,625
Total liabilities	187,055	190,574

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	3	2
Capital in excess of par value	4,382,437	3,850,099
Accumulated other comprehensive income (loss)	(1,034)	17
Accumulated deficit	(3,805,190)	(3,760,286)
Total stockholders’ equity	576,216	89,832
Total liabilities and stockholders’ equity	$763,271	$280,406

(1)	The consolidated balance sheet at December 31, 2025 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three months ended March 31,
	2026	2025(2)

Revenue:
Non-cash royalty revenue related to the sales of future royalties	$10,861	$10,460
Total revenue	10,861	10,460

Operating costs and expenses:
Research and development	35,680	30,480
General and administrative	13,439	24,346
Restructuring and impairment	796	169
Total operating costs and expenses	49,915	54,995
Loss from operations	(39,054)	(44,535)

Non-operating income (expense):
Non-cash interest expense on liabilities related to the sales of future royalties	(7,942)	(4,974)
Interest income	4,242	2,874
Other income (expense), net	(336)	266
Total non-operating income (expense), net	(4,036)	(1,834)

Loss before provision for income taxes and equity method investment	(43,090)	(46,369)

Provision for income taxes	64	52
Loss before equity method investment	(43,154)	(46,421)

Loss from equity method investment	(1,750)	(4,461)
Net loss	$(44,904)	$(50,882)

Basic and diluted net loss per share	$(1.82)	$(3.62)

Weighted average shares outstanding used in computing basic and diluted net loss per share	24,736,066	14,063,402

(2)	All share and per share amounts have been retrospectively adjusted to reflect a one-for-fifteen reverse stock split

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